Exhibit 99.1

iBio Announces $15.0 Million Private Placement

– Purchase price of $2.85 represents a premium of 148+% to last close –

BRYAN, Texas and SAN DIEGO, California, March 26, 2024 (GLOBE NEWSWIRE) -- iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), an AI-driven innovator of precision antibody immunotherapies, announces today that it has entered into a securities purchase agreement for a private investment in public equity (“PIPE”) financing that is expected to result in gross proceeds to the Company of approximately $15.0 million, before deducting placement agent fees and offering expenses.

The fully subscribed PIPE financing included participation from ADAR1 Capital Management, Lynx1 Capital Management, Ikarian Capital and other institutional and accredited investors. The Company intends to use the net proceeds from the offering for general corporate purposes, including research and development and working capital. The Company also expects the net proceeds will extend its cash runway to fund its operating plan through fiscal year 2025.

“We appreciate the support of this outstanding group of healthcare specialist investors that shares the vision of leveraging our cutting-edge AI/Machine learning platform to deliver best-in-class drugs,” said iBio’s Chief Executive Officer and Chief Scientific Officer, Martin Brenner, DVM, Ph.D.

Pursuant to the terms of the securities purchase agreement, the Company is selling an aggregate of 5,287,278 shares of common stock (or pre-funded warrant in lieu thereof) and common warrants to purchase up to 5,287,278 shares of common stock at a purchase price of $2.85 per share (or pre-funded warrant in lieu thereof), subject to certain beneficial ownership limitations set by each holder. The warrants issued in the offering are exercisable six (6) months upon issuance at an exercise price of $2.64 per share and will expire five years from the date of issuance.

Chardan acted as the sole placement agent for the PIPE financing.

The unregistered shares of common stock, pre-funded warrants and warrants sold in the PIPE financing described above were offered under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder and, along with the shares of common stock underlying the pre-funded warrants and warrants, have not been registered under the Act or applicable state securities laws. Accordingly, the shares of common stock, the pre-funded warrants, the warrants and the shares of common stock underlying the pre-funded warrants and warrants may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to the terms of the securities purchase agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the unregistered shares of common stock and the shares issuable upon exercise of the unregistered pre-funded warrants and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About iBio, Inc.

iBio is an AI-driven innovator that develops next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes, prospectively enabling the discovery of new antibody treatments for hard-to-target cancers, and other diseases. iBio’s mission is to decrease drug failures, shorten drug development timelines, and open up new frontiers against the most promising targets. For more information, visit www.ibioinc.com.

Forward-Looking Statements

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the intended use of proceeds, the expected gross proceeds from the offering and the expected extension of the Company’s cash runway to fund its operating plan through fiscal 2025. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, iBio, Inc.  specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Investor Relations
Stephen Kilmer
iBio, Inc.
(646) 274-3580
skilmer@ibioinc.com